Exhibit (b)(1)

EXECUTION VERSION

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

40 West 57th Street

New York, New York 10019

CONFIDENTIAL

December 11, 2015

RT Rhombus Holdings, Inc.
c/o Rizvi Traverse
9465 Wilshire Blvd., Suite 840
Beverly Hills, CA  90212
Attn:    Ben Kohn

Project Rhombus
Commitment Letter

Ladies and Gentlemen:

You have advised us that RT Rhombus Holdings, Inc., a Delaware corporation (“Holdings” or “you”), intends to directly or indirectly acquire (the “Acquisition”), all of the capital stock of the entity previously identified by you to us as “Rhombus” (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto).  You have further advised Highbridge Principal Strategies, LLC (acting through such of its affiliates, controlled affiliated or managed funds and separately managed and controlled accounts as it deems appropriate, “Highbridge”, the “Commitment Party”, “we,” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A.  Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.         Commitments

In connection with the Transactions, Highbridge is pleased to inform you of its commitment to provide 100% of the commitments in respect of the Term Loan Facility (the “Commitments”), upon the terms expressly set forth in this Commitment Letter (including, without limitation, each of the Exhibits attached hereto, including the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”), and the closing and funding of the Term Loan Facility is subject solely to the specified closing conditions set forth in Section 5 below and Exhibit C hereto.

2.         Titles and Roles

It is agreed that Highbridge will act as sole administrative agent and collateral agent for the Term Loan Facility (the “Administrative Agent”).

It is further agreed that no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Closing Payments Letter (as defined herein)) will be paid in connection with the Term Loan Facility unless you and we shall so agree.

If the Commitment Party seeks to assign or sell participations in a portion of its Commitments to an Eligible Commitment Party Assignee (as defined below), you agree to assist (and to use commercially reasonable efforts to cause the Sponsor and the Company to assist) the Commitment Party in connection therewith as the Commitment Party may reasonably request.  As used herein, “Eligible Commitment Party Assignee” means any person that is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course of business (other than any Disqualified Institution), provided that, after the giving effect to such assignment, the Commitment Party shall hold more than 50% of the Commitments.  As used herein, “Disqualified Institutions” means (a) those persons that are direct competitors of the Company and its subsidiaries, and any private equity owners of any such direct competitor, in each case to the extent identified by you or Rizvi Traverse and associated funds and affiliates (other than a portfolio company) (the “Sponsor”) to us by name in writing prior to the date hereof, which written list of Disqualified Institutions may be updated from time to time with the consent of Highbridge (such consent (x) not to be unreasonably withheld, conditioned or delayed and (y) to be deemed given unless Highbridge shall have objected thereto within ten business days of receipt of the request to supplement such list) or (b) any of their affiliates, other than Bona Fide Debt Funds (as defined below), that are reasonably identifiable as affiliates solely on the basis of their name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such affiliates) (it being understood that the Documentation (as defined in Exhibit C) shall (i) provide that assignments and participations to any Disqualified Institution and natural persons shall be restricted as set forth in Exhibit B and (ii) contain a representation by any buyer under an assignment and assumption agreement that it qualifies as an Eligible Assignee) (such persons or entities in clause (a) or (b), collectively, the “Disqualified Institutions”); provided, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.  For purposes of the foregoing, a “Bona Fide Debt Fund” means any debt fund affiliate of such entities mentioned in clauses (a) and (b) of the immediately preceding sentence that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers are not involved with the investment of such competitor or affiliate.

3.         Closing Payments.

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid on the date when due and payable the nonrefundable compensation described in the separate closing payments letter dated the date hereof and delivered herewith (the “Closing Payments Letter”) by and among you and Highbridge, on the terms and subject to the conditions expressly set forth therein.

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4.         Information

You hereby represent and warrant that, and with respect to the Company and its subsidiaries, to your knowledge that, (a) all written information, other than the projection model delivered to the Commitment Party prior to the date hereof (the “Projections”), other projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature, concerning you or the Company or your or its subsidiaries (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein taken as a whole, not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time prepared and at the time being furnished (it being recognized by the Commitment Party that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect, when taken as a whole, in any material respect if the Information or Projections were being furnished and such representations and warranties in the first sentence of this paragraph were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company or its subsidiaries, to your knowledge) such representations and warranties, as supplemented, are correct, when taken as a whole, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not supplemented, shall not be a condition to the obligations of the Commitment Party hereunder.  You shall promptly deliver to the Commitment Party all unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Company and “flash reports” prepared for management for each month of the Company ended after the close of its most recent fiscal quarter and at least 30 days prior to the Closing Date, to the extent received by you or the Sponsor or your respective affiliates from the Company.  In furtherance of the foregoing, you shall, and cause you affiliates to, request such financial information described in the immediately preceding sentence from the Company for each such month of the Company ended after the close of its most recent fiscal quarter.

5.         Conditions

Notwithstanding anything in this Commitment Letter, the Closing Payments Letter, the Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Commitment Party hereunder and the Commitment Party’s agreement to perform the services described herein are subject only to the conditions expressly set forth in the Term Sheet under the heading “CERTAIN CONDITIONS – Conditions to Funding”, and in Exhibit C hereto (collectively, the

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“Exclusive Funding Conditions”), (b) the only conditions (express or implied) to the availability of the Term Loan Facility on the Closing Date are the Exclusive Funding Conditions and (c) to the extent the Specified Acquisition Agreement Representations with respect to the Company and its subsidiaries are qualified or subject to “material adverse effect,” the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement for purposes of the representation and warranties made or to be made on or as of the Closing Date.

Notwithstanding anything in this Commitment Letter, the Closing Payments Letter, the Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date, shall be (i) the representations and warranties made by or with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice requirement) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations and warranties described in clauses (i) and (ii) being the “Closing Date Representations”), and (b) the terms of the Documentation shall be in a form such that they do not impair the availability of the Term Loan Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived), it being understood that, to the extent any lien search or security interest in the Collateral cannot be provided on the Closing Date (other than (w) the execution and delivery of security agreements reasonably acceptable to the Administrative Agents, (x) the pledge and perfection of Collateral with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code (“UCC”), (y) the delivery of stock certificates and stock powers for such equity interests that are “certificated securities” (as defined in Article 8 of the Uniform Commercial Code) of the Company and domestic subsidiaries of the Company that are part of the Collateral and (z) the delivery of completed intellectual property security agreements for intellectual property of the Borrower and each Guarantor that is registered or for which an application has been filed with the United States Patent and Trademark Office or the United States Copyright Office (other than “intent to use” trademark applications)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search or security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility, but shall instead be provided within forty five days (or such later time as the Administrative Agent shall approve) after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably.  “Specified Representations” means the representations in the Documentation relating to corporate or other organizational existence, organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Documentation); due authorization, execution, delivery and enforceability, in each case relating to the entering into and performance of such Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis (in form and scope consistent with the Solvency Certificate attached as Annex I to Exhibit C hereto); no conflicts of the Documentation with charter documents of the Borrower or any Guarantor; Federal Reserve margin regulations;

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the Investment Company Act; PATRIOT Act; OFAC; FCPA; anti-laundering laws; and the creation, perfection and first priority status of the security interests in the Collateral (subject to customary permitted liens to be agreed) and subject in all respects to the foregoing provisions of this paragraph.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6.         Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Party, its affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) from and against any and all actual losses (excluding lost profits), claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter or the Closing Payments Letter, the Transactions, the Term Loan Facility, the contemplated use of proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand (together with reasonable backup documentation) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one outside counsel to such indemnified persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons taken as a whole and, to the extent reasonably necessary, one local counsel in each relevant material jurisdiction (and in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole) but no other third-party advisors without your prior written consent, not to be unreasonably withheld); provided, that the foregoing indemnity will not, as to any indemnified person, apply to (x) losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or its Related Persons) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of the Commitment Letter or the Closing Payments Letter by such indemnified person (or its Related Persons), as determined in a final, non-appealable judgment of a court of competent jurisdiction, or (iii) any disputes solely among indemnified persons (other than any claims against the Commitment Party in its capacity as an Administrative Agent or any similar role under the Term Loan Facility, but not any other person or entity party to any such claim or dispute) and not arising out of any act or omission of Holdings, the Borrower or the Company, or any of your or their respective subsidiaries, and (b) whether or not the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, reasonable and documented out-of-pocket due diligence expenses, travel expenses, and reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel to the Commitment Party and to the extent reasonably necessary, one local counsel in each relevant material jurisdiction to the Commitment Party, incurred in connection with each of the Term Loan Facility and any related documentation (including this Commitment Letter, the Closing Payments Letter and the Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within 30 days of written demand (including documentation

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reasonably supporting in detail such request) or, to the extent of such expenses and fees outstanding as of the Closing Date, on the Closing Date to the extent written demand including documentation reasonably supporting such request is provided at least two business days prior to the Closing Date.  None of the indemnified persons or you, the Sponsor, the Company or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Closing Payments Letter, the Term Loan Facility or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein.  For purposes hereof, a “Related Person” of any indemnified person means (1) its affiliates and controlling persons, (2) the respective directors, officers, employees or partners of such indemnified person or any of its controlling person or controlled affiliates and (3) the respective advisors, agents and other representatives of such indemnified person or any of its controlling person or controlled affiliates, in the case of this clause (3) acting at the instructions of such indemnified person.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment for the plaintiff against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.  You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of such indemnified person.

7.         Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that Highbridge and its affiliates (the term “Highbridge”, when used in this paragraph, includes all such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Highbridge will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Highbridge of services for other companies, and Highbridge will not furnish any such information to other companies or any other person except as expressly permitted hereby.  You also acknowledge that Highbridge has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, (b) we, on the one hand, and you, on the other hand,

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have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the Transactions, the Commitment Party and its affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal, accounting, regulatory and tax advisors to the extent you deemed appropriate and you are not relying on the Commitment Party for such advice, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that we and our affiliates have no obligation to disclose such interests and transactions to you and your affiliates by virtue of any fiduciary, advisory or agency relationship and (g) neither the Commitment Party nor its affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and the Borrower.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto.  You waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Party shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

8.         Confidentiality

This Commitment Letter and the Closing Payments Letter, in each case, are delivered to you on the understanding that neither this Commitment Letter nor the Closing Payments Letter nor any of their respective terms shall be disclosed, to any other person except (a) the Sponsor and your and its respective officers, directors (or comparable persons), employees, affiliates, attorneys, accountants, agents and advisors on a confidential and “need-to-know” basis, (b) the Company and its shareholders, employees, attorneys, accountants, agents and advisors on a confidential and “need-to-know” basis (provided that any disclosure of the Closing Payments Letter or its terms or substance to the Company under this clause (b) shall be, prior to the consummation of the Acquisition, redacted in respect of (x) the amounts, percentages and basis points of compensation set forth therein and (y) any other provisions therein relating to the pricing and other economic terms of the Term Loan Facility), (c) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation (including the Commitment Letter (but not the Closing Payments Letter or any of the contents thereof), other than the aggregate fee amount) in connection with any Securities and Exchange Commission filings relating to the Acquisition) or as requested by a governmental authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Closing Payments Letter, (e) Exhibits A, B and C hereto (but not the Closing Payments Letter or the contents thereof other than the existence thereof and the aggregate amount of fees paid or payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses) may be disclosed to potential

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Lenders or participants identified by the Commitment Party in connection with the Acquisition, and (f) the aggregate fee amounts paid or payable under the Closing Payments Letter may be disclosed in financial statements.

The Commitment Party shall treat confidentially all information delivered to the Commitment Party by you, the Company, the Sponsor or your or its respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the commitments contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Institutions), (b) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any regulatory authority exercising examination or regulatory authority, in which case, promptly notify you, in advance, to the extent lawfully permitted to do so), (c) upon the request or demand of any governmental or regulatory authority having jurisdiction over the Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of the Commitment Party by any such governmental or regulatory authority having jurisdiction over the Commitment Party or its affiliates (in which case the Commitment Party shall, except with respect to any audit or examination conducted by accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and leverage facility providers of the Commitment Party (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and agree to keep information of this type confidential, (e) to any of its affiliates related funds, and managed accounts and Representatives of its affiliates related funds, and managed accounts on a “need-to-know” basis (provided, that the Commitment Party shall be responsible for the compliance of its Representatives, affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Term Loan Facility and the related Transactions and matters reasonably related thereto, (f) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or their respective affiliates, (g) for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by the Commitment Party or its Representatives from a third party that is not known by the Commitment Party to be subject to applicable confidentiality obligations to you or your affiliates, the Sponsor or the Company or its affiliates, and (i) to enforce their respective rights or remedies hereunder or under the Closing Payments Letter or the Documentation; provided, that the disclosure of any such information to any Lenders, prospective Lenders, leverage facility providers or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party).  The Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality

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provisions in the Documentation upon the execution and delivery thereof and shall in any event terminate one (1) year after the date hereof.

9.         Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except (i) by you on the Closing Date to one or more of your affiliates that is a newly formed domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition and (ii) by the Commitment Party to (A) one or more of its affiliates, controlled affiliated or managed funds or separately managed and controlled accounts and (B) to any Eligible Commitment Party Assignee, provided that Highbridge will not be released from the assigned portion of the Commitment until the initial funding of the Term Loan Facility on the Closing Date) without the prior written consent of the Commitment Party or you, as applicable (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing and is not intended to create a fiduciary relationship among the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Closing Payments Letter are the only agreements that have been entered into among us and you with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect thereto.  Subject to the limitations set forth in this Commitment Letter, the Commitment Party may perform the duties and activities described hereunder through any of its affiliates (other than any Disqualified Institutions) and the provisions of the third paragraph immediately preceding this paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.  This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law; provided, however, that the laws of the State of Delaware shall govern in determining (a) the interpretation of a “Material Adverse Effect” and whether a “Material Adverse Effect” has occurred, (b) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (without regard to any notice requirement) to terminate your (or their) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to principles of conflicts of law thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction).  Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the Documentation (it being acknowledged that the Commitment provided hereunder is subject to the Exclusive Funding Conditions) and (ii) the Closing Payments Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

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Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto (and, to the extent the benefits herein are accepted by such persons and entities, each other indemnified person) irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Closing Payments Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Party shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property under applicable law, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  YOU AND WE (AND, TO THE EXTENT THE BENEFITS HEREIN ARE ACCEPTED BY SUCH PERSONS AND ENTITIES, EACH OTHER INDEMNIFIED PERSON) HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE CLOSING PAYMENTS LETTER OR THE PERFORMANCE OF OBLIGATIONS HEREUNDER OR THEREUNDER.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Party and each Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party, each Lender and each prospective Lender.

The indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, and confidentiality provisions contained herein and in the Closing Payments Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder;

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provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations, which shall terminate in accordance with their respective terms and (b) your understandings and agreements regarding no agency or fiduciary duty) shall automatically terminate and be superseded by the provisions of the Documentation upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Closing Payments Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate the Commitment Party’s commitments hereunder in whole (but not in part) at any time subject to the provisions of the preceding sentence and the provisions of the Closing Payments Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Closing Payments Letter by (i) returning to us executed counterparts by Holdings of both of this Commitment Letter and the Closing Payments Letter and by Sponsor of the Closing Payments Letter, and (ii) providing evidence reasonably satisfactory to the Commitment Party that the commitment letter, dated as November 8, 2015, between you and Jefferies Finance LLC has been terminated or will be terminated upon the effectiveness of this Commitment Letter, in each case, not later than 11:59 p.m., New York City time, on December 11, 2015.  This Commitment Letter and the Closing Payments Letter will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the initial borrowing under the Term Loan Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree in writing to an extension.  “Expiration Date” means the earliest of (i) 11:59 p.m., New York City time, on April 6, 2016, (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Term Loan Facility and (iv) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition; provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

By
Name:
Title:

[Project Rhombus – Commitment Letter Signature Page]

Accepted and agreed to as of
the date first above written:

RT RHOMBUS HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

[Project Rhombus – Commitment Letter Signature Page]

EXHIBIT A

PROJECT RHOMBUS

$330 million First Lien Term Loan Facility
Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B, or C thereto.

The Sponsor and certain other investors designated by Sponsor (together with the Sponsor, collectively, the “Investors”) intend, directly or indirectly, to acquire RealD Inc., a Delaware corporation (the “Company”) and its subsidiaries, all as set forth in the below-defined Acquisition Agreement.  In connection therewith:

(a)                               RT Cinema Holdings, LLC, a Delaware limited liability company (“Ultimate Holdings”), which owns 100% of the equity of Holdings and is controlled directly or indirectly by the Sponsor, and Rhombus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a direct subsidiary of Holdings, will enter into that certain Agreement and Plan of Merger, dated as of November 8, 2015, with certain other parties thereto (together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), whereby Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger pursuant to the terms of the Acquisition Agreement.  Immediately after giving effect to the Merger, the Company will become and assume the obligations of Merger Sub as the Borrower.

(b)                              The Investors, directly or indirectly, will contribute an amount in cash to Ultimate Holdings (which will subsequently contribute such amount to Holdings as common capital and which Holdings will contribute to Merger Sub as common capital) as common equity and/or Qualified Preferred Equity (to be defined on terms reasonably acceptable to the Commitment Party (and the Commitment Party confirms that the terms set forth in the Preferred Commitment Letter (as defined in the Acquisition Agreement) are acceptable)), which, when combined with the value of the equity investment of certain existing equity holders of the Company rolled over or otherwise invested in connection with the Transactions on or prior to such time (such contribution of common equity, Qualified Preferred Equity and rolled over equity, the “Equity Contribution”), will constitute immediately after giving effect to the Acquisition, in the aggregate not less than 45.0% of sum of (1) the aggregate amount of the Term Loan Facility funded on the Closing Date and any other indebtedness for borrowed money plus (2) the amount of the Equity Contribution; provided that immediately upon the consummation of the Acquisition, the Sponsor will hold, directly or indirectly, the power to vote, or direct the voting of, Equity Interests constituting no less than 50.1% of the aggregate amount of the issued and outstanding voting equity of Holdings.

(c)                               All existing third party debt for borrowed money of the Company and its subsidiaries, if any, will be refinanced, commitments related thereto will be terminated and security interests or guaranties provided in connection therewith will be terminated or released (the “Refinancing”), other than, in each case, other than (i) indebtedness permitted to remain outstanding under the Acquisition Agreement and specified in Part 1 of Annex I to this Exhibit A, (ii) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date and (iii) certain other indebtedness that the Borrower and the Commitment Party reasonably agree may remain outstanding after the Closing Date (the foregoing indebtedness, including any replacements, extensions and renewals of any of the foregoing indebtedness, collectively, the “Permitted Surviving Debt”).

(d)                             The Borrower will obtain a senior secured first lien term loan facility (the “Term Loan Facility”) as described in Exhibit B to the Commitment Letter and, at the option of the Borrower, the Borrower may obtain (but shall not be required to obtain) a Revolving Facility (as defined herein) in an amount not to exceed $15,000,000 (together with the Term Loan Facility, the “Senior Secured Facilities”).

(e)                               The proceeds of the Equity Contribution, the Term Loan Facility and/or cash on hand at the Company and its subsidiaries on the Closing Date will be applied to fund the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including those amounts set forth in the Closing Payments Letter (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”.  For purposes of the Commitment Letter and the Closing Payments Letter, the “Closing Date” shall mean the date of the satisfaction or waiver of the Exclusive Funding Conditions, the funding of the Term Loan Facility and the consummation of the Acquisition.

Annex I to Exhibit A

Outstanding Indebtedness

1.                                    Indebtedness with respect to the foreign currency exchange arrangements summarized in a document titled “U.S. Bank Foreign Exchange Mark to Market Report for: REALD INC” delivered to the Lead Arrangers prior to the date hereof.

2.                                    Indebtedness under the Commercial Lease Master Lease Agreement, dated as of July 26, 2016, by and among RealD, Inc., as lessee, and each of Ford Motor Credit Company LLC, CML East LLC and CML West LLC, as lessors, as in effect as of the date of the Commitment Letter.

EXHIBIT B

PROJECT RHOMBUS

$330 million Term Loan Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Facility.  Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto.

1.         PARTIES

Borrower:	Initially, Merger Sub, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (collectively, the “Borrower”).

Guarantors:

Holdings and each of the Borrower’s direct and indirect wholly-owned U.S. subsidiaries (collectively, the “Guarantors” and together with Holdings and the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), except (i) any direct or indirect U.S. subsidiary (a) substantially all of the assets of which consist of the equity or debt obligations of one or more foreign subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes, and all assets of which are located outside of the U.S. and which may include equity or debt obligations of one or more foreign subsidiaries (either of clauses (a) or (b), a “Disregarded Domestic Person”), (ii) any U.S. subsidiary that is a direct or indirect subsidiary of a foreign subsidiary or a Disregarded Domestic Person, (iii) captive insurance companies, (iv) not-for-profit subsidiaries with the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), (v) special purpose entities with the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), (vi) immaterial subsidiaries (defined in a manner to be mutually agreed, the “Immaterial Subsidiaries”), (vii) to the extent a guarantee is prohibited or restricted by contracts with an unaffiliated third party as in existence on the Closing Date or at the time such subsidiary becomes a subsidiary and not entered into in contemplation thereof or by applicable law (including any requirement to obtain governmental authority or third party consent which is not obtained after using commercially reasonable efforts, which shall not include any payment), rule or regulation or could reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Borrower and the Administrative Agent and (viii) to the extent the

Administrative Agent and Borrower mutually determine the cost and/or burden (including any adverse tax consequences) of obtaining the guaranty outweigh the benefit to the Lenders, shall be required to provide an unconditional guaranty (collectively, the “Guarantees”) of all amounts owing under the Term Loan Facility and all obligations of the Borrower and the Guarantors under any swap and cash management obligation to any Lender or the Administrative Agent or any affiliate of the foregoing, or any person that is any of the foregoing at the time such swap or cash management obligation was entered into unless expressly designated to the Administrative Agent as not an Obligation by the Borrower pursuant to arrangements to be agreed (the “Secured Banking Arrangements”).

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraph shall be, as of the Closing Date, subject to the limitations set forth in the Commitment Letter.

All the above-described guarantees shall be created on terms, and pursuant to documentation mutually and reasonably satisfactory to the Administrative Agent and the Borrower.

Notwithstanding anything to the contrary, the Documentation shall include customary exclusions for Guarantors that are not “eligible contract participants” (as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time), and any successor statute) from guaranteeing obligations of any Loan Party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

Administrative Agent:	Highbridge.

Lenders:	Highbridge and any permitted assignees thereof (the “Lenders”).

2.         TYPES AND AMOUNTS OF FACILITIES

Type and Amount:

A senior secured first lien term loan facility (the “Term Loan Facility) in an aggregate principal amount of $330.0 million (the loans thereunder, the “Loans”); provided that if the Borrower elects to include the Revolving Facility (as defined below) with the Term Loan Facility on the Closing Date the principal amount of the Term Loan Facility shall be reduced to $320.0 million.  The Loans will be available in US Dollars.

Availability:	The Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Loans may not be reborrowed.

Maturity and Amortization:

Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Loans shall be repayable in equal quarterly installments equal to 1% per annum until (and including) the first four payments following the Closing Date, 1.5% per annum starting with the 5th payment following the Closing Date and until (and including) the 8th payment following the Closing Date, and, thereafter, 3.0% per annum, in each case of the original principal amount of the Loans, with the balance payable on the Maturity Date (as defined below).  The Term Loan Facility will mature on the date which is five years following the Closing Date (the “Maturity Date”).

Use of Proceeds:	The proceeds of the Loans will be used on the Closing Date as provided in Exhibit A and for other general corporate purposes on the Closing Date.

3.         CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.

Closing Payments:	As set forth in the Closing Payments Letter.

Optional Prepayments and Commitment Reductions:

Loans may be prepaid prior to the first anniversary of the Closing Date subject to payment of the Make-Whole Premium described in “Repayment Premium” below.  Following the first anniversary of the Closing Date, Loans may be prepaid without premium or penalty (except as set forth under the heading “Repayment Premium” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 3 business days’ prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B) prior to the last day of the relevant interest period. Optional prepayments of the Loans shall be applied pro rata to all remaining installments of the Term Loan Facility.

Repayment Premium:

In the event all or any portion of the Term Loan Facility is subject to (i) any voluntary prepayment, (ii) mandatory prepayments required under clauses (a) and (b) under the following section “Mandatory Prepayments” or (iii) any acceleration of the Loans due to the occurrence of an event described under the following section “Event of Default”, in each case prior to the second anniversary of the Closing Date, any amounts repaid in connection with any of the events set forth in (i), (ii) and (iii) shall be accompanied by a premium equal to (x) 3.00% of the principal amount thereof prepaid or assigned if such prepayment or assignment occurs on or after the 1st anniversary of the Closing Date but prior to the 2nd anniversary of the Closing Date, (y) 2.00% of the principal amount thereof prepaid or assigned if such prepayment or assignment occurs on or after the 2nd anniversary of the Closing Date, but prior to the 3rd anniversary of the Closing Date and (z) 1.00% of the principal amount thereof prepaid or assigned if such prepayment or assignment occurs on or after the 3rd anniversary of the Closing Date, but prior to the 4th anniversary of the Closing Date (it being understood that there shall be no premium for any prepayment or assignment occurring on or after the 4th anniversary of the Closing Date).  Any repayment of the Loans prior to the first anniversary of the Closing Date shall be subject to a make-whole premium (the “Make-Whole Premium”) to be defined in the Documentation and equal to all of the interest which would have been earned on the Loans from the date of payment to the first anniversary of the Closing Date plus the premium set forth in clause (x) above.

The Documentation will provide for the crediting of certain portions of the premiums described above in amounts to be agreed in the event of a refinancing of the Term Loan Facility to the extent the Lender due such premium participates in such refinancing.

Mandatory Prepayments:	The following amounts will be applied to prepay the Loans:

(a) 100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Documentation) by Holdings or any of its subsidiaries;

(b)        100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Borrower or any of its subsidiaries (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by Holdings or any of its subsidiaries) (with certain exceptions and reinvestment rights to be mutually agreed upon);

(c)        50% of Excess Cash Flow (such definition to be mutually agreed upon) for each fiscal year of the Borrower; provided that the foregoing percentage shall be reduced to 25% and 0% for any fiscal year with respect to which the Total Leverage Ratio (at the time of the respective payment) is equal to or less than 3.50:1.00 and 2.00:1.00, respectively; provided further that the parties agree that the foregoing percentage shall be subject to a step-up to 80%

on conditions to be agreed.

(d)       100% of the net proceeds of any Extraordinary Receipts (as defined below) received by Holdings or any of its subsidiaries.

As used herein, “Extraordinary Receipts” means any net cash proceeds received by Holdings or any of its subsidiaries not in the ordinary course of business and consisting of (A) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (B) indemnity payments (except to the extent used to pay related liabilities owing to third parties unaffiliated with the Loan Parties), and (C) any purchase price adjustment received in connection with any purchase agreement (other than a working capital or net asset adjustments).

Mandatory prepayments shall be applied pro rata to all remaining installments of the Term Loan Facility.  No prepayment premium or make-whole premium shall be required with respect to mandatory prepayments pursuant to clauses (c) and (d) above.

Any mandatory prepayment pursuant to clauses (b) (but solely with respect to mandatory prepayments resulting from casualty or condemnation events) and (d) above resulting from a receipt of proceeds by a foreign subsidiary shall not be required to be applied to repay the Loans until such proceeds can be repatriated without materially adverse tax consequences to the Borrower or any Guarantor.

4.         COLLATERAL

Collateral:

Subject to the Certain Funds Provision and the provisions of the immediately following paragraph, (i) the obligations of the Borrower and the Guarantors in respect of the Term Loan Facility and (ii) the Secured Banking Arrangements shall be secured by (a) perfected pledge of all the capital stock of the Borrower and a perfected pledge of all the capital stock in first-tier, wholly-owned subsidiaries directly held by the Borrower or any Guarantor (which pledge, (i)(A) in the case of equity interests of all existing first-tier foreign subsidiaries shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary, (B) in the case of equity interests of any Disregarded Domestic Person shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such entity, and (ii) shall include any equity interests in a joint venture (other than interests that cannot be pledged without consent of a third party, which consent cannot be reasonably obtained); and (b) perfected security interests in substantially all other property of the Borrower and the Guarantors, including, without limitation the InteliLight Assets and the LUXE Assets of the Loan Parties as hereinafter defined (clauses (a) and (b), collectively, the “Collateral”), in each case subject to permitted liens and to certain customary exceptions.

Notwithstanding anything to the contrary, (A) no action shall be taken to grant (other than in the case of clauses (v) and (x) below) or perfect any security interest in any of the following: (a)(i) any fee-owned real property located outside the U.S.; (ii) any fee-owned real property located in the U.S. having a fair market value equal to or less than an amount to be mutually agreed; (iii) any leasehold interest (with no requirement to obtain leasehold mortgages, landlord waivers, estoppels or collateral access letters except that the Loan Parties shall obtain a landlord waiver, estoppel and collateral access agreement with respect to the assembly and manufacturing center of the Loan Parties located in Boulder, Colorado and with respect to the corporate headquarters in Los Angeles, California, in each case pursuant to arrangements to be agreed upon); (iv) motor vehicles, airplanes, vessels and other assets subject to certificates of title; (v) letter of credit rights (other than to the extent consisting of a supporting obligation that can be perfected by the filing of a Uniform Commercial Code financing statement), chattel paper and commercial tort claims less than amounts to be mutually determined; (vi) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code); (vii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party which is not obtained after using commercially reasonable efforts, which shall not include any payment) or impossible or impracticable to obtain under applicable law; (viii) any lease, license or agreement or any property subject to a permitted agreement binding on the asset at the time of the acquisition thereof (and not created in connection with or in contemplation of such acquisition) to the extent that a grant of a security interest therein would violate or invalidate, such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) other than proceeds and receivables thereof; (ix) any assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent; (x) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (xi) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of third parties after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law (it being understood and agreed that the equity interests held by the Loan Parties in the InteliLight JV and the LUXE JV (as defined below) shall constitute Collateral and secure the obligations under the Term Loan Facility); (xii) any property subject to a purchase money arrangement or capital leases or any cash collateral securing letters of credit outstanding on the Closing Date; (xiv) equity interests and assets of certain (to be agreed) Immaterial Subsidiaries; and (xv) assets where the cost of obtaining a security interest therein (including any adverse tax consequences) exceeds the practical benefit to the Lenders afforded thereby, as mutually and reasonably determined by the Administrative Agent and the Borrower; (B) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets to the extent approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); and (C) certain other assets and property to be mutually and reasonably agreed.  It is understood that the, subject to the Certain Funds Provision, (i) pledges of the equity interests of all existing first-tier foreign subsidiaries (subject to the limitations set forth in the first paragraph of this section) shall be required within 45 days after the Closing Date (or such longer time as agreed to by the Administrative Agent) subject to an immateriality exception to be agreed and (ii) all actions necessary to establish a perfected security interest in favor of the Administrative Agent with respect to intellectual property of any Loan Party that is registered in any non-U.S. jurisdiction shall be taken within a time period to be agreed following the Closing Date.  It is understood and agreed that within 45 days of the Closing Date (or such longer period as the Administrative Agent shall agree) control agreements shall be obtained with respect to cash, cash equivalents, deposit accounts and securities accounts of the Loan Parties.

All the above-described pledges, security interests and mortgages shall be created on terms to be mutually agreed and subject to exceptions permitted under the Documentation.  Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision.

Intercreditor Agreement:

If, after the Closing Date, the Borrower shall enter into a Revolving Facility (as defined below), (i) the indebtedness thereunder and guarantees thereof shall rank pari passu in right of payment with the indebtedness under, and guarantees of, the Term Loan Facility and (ii) the liens securing the Revolving Facility (and any Secured Banking Arrangements) shall rank pari passu with or senior in priority to, the liens securing the Term Loan Facility, in each case on terms reasonably acceptable to the Administrative Agent and the lender or administrative agent with respect to the Revolving Facility to be mutually agreed.  The priority of the security interests and related creditor rights between the Revolving Facility (and any Secured Banking Arrangements) and the Term Loan Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall have customary buy-out rights in favor of the Administrative Agent on behalf of the Lenders).

5.         CERTAIN CONDITIONS

Conditions to Funding:	Subject to the Certain Funds Provision, the availability of the Term Loan Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

6.         DOCUMENTATION

Representations and Warranties:

Limited to the following (applicable to the Borrower and its subsidiaries and, in certain instances to be agreed, Holdings), subject, in each case, in all respects to the Certain Funds Provision, in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed: organizational existence and qualification; entity power and authorization; compliance with laws; no conflicts with organizational documents, applicable law and contractual obligations; governmental authorizations; due authorization, execution, delivery and enforceability of the Documentation; accuracy of financial statements and other written information; projections; disclosure; litigation; labor matters; ownership of property; effectiveness of, and no material default under material contracts; taxes; margin regulations; Investment Company Act; intellectual property; ERISA and other labor matters; environmental matters; passive holding companies; insurance; OFAC, FCPA, PATRIOT Act and other anti-terrorism and anti-money laundering laws; subsidiaries; solvency of Holdings and its subsidiaries (on a consolidated basis) as of the Closing Date; use of proceeds; and creation, validity and perfection of security interests in Collateral (subject to the Certain Funds Provision above, permitted liens and other exceptions to perfection to be mutually agreed).

Affirmative Covenants (Including Reporting Requirements):

Subject to the Certain Funds Provision, and limited to the following (applicable to), the Borrower and its subsidiaries and, in certain instances to be agreed, Holdings), in each case with customary materiality qualifiers, thresholds, exceptions, limitations and qualifications to be mutually agreed:  (x) monthly (commencing with the first complete calendar month after the Closing Date) unaudited, internally prepared financial statements or “flash reports” prepared for management within 30 days of the last day of each month (y) quarterly (for each fiscal quarter of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date) unaudited financials within 45 days after such fiscal quarter end (60 days for the first fiscal quarter ending after the Closing Date that is not a fiscal year end), and (z) annual audited financial statements (accompanied by an audit opinion from a nationally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent without any qualification or exception as to “going concern” or the scope of the audit, except any “going concern” qualification or exception as a result of current maturity of the Term Loan Facility) within 90 days after the fiscal year end (135 days for the fiscal year ending March 31, 2016; provided that the Borrower shall be required to deliver quarterly unaudited financials for the fourth quarter of such fiscal year within 75 days after such fiscal quarter end), in each case, for Borrower and its subsidiaries on a consolidated basis (accompanied, in the case of clauses (y) and (z), by customary management discussion and analysis); compliance certificates with such financial statements (which shall not include a bring down of any representations or warranties); annual budgets (on a quarterly basis for the then current year) within 90 days after the beginning of fiscal year; notices upon defaults and events of default under the Term Loan Facility and other customary material events; delivery of copies of notices of default or event of default delivered or received with respect to the Revolving Facility; other information about the operations, business affairs and financial condition of the Holdings and its subsidiaries upon reasonable written request of the Administrative Agent (other than information subject to attorney/client privilege or confidentiality obligations not created in contemplation of the Term Loan Facility); payment of taxes; preservation of existence; maintenance of properties material to the business (other than ordinary wear and tear, casualty and condemnation); maintenance of adequate insurance; compliance with laws; ERISA compliance; environmental matters; PATRIOT Act, OFAC, FCPA, embargoed persons and other anti-terrorism and anti-money laundering laws; books and records; inspection rights (including, without limitation, with respect to documents, contracts, books, record, offices and other facilities and properties of the

Borrower and its subsidiaries); changes in fiscal year; covenant to guarantee obligations and give security; limitations on material changes to line of business; use of proceeds; additional security and guarantees; further assurances (including information regarding collateral); maintenance of intellectual property rights; quarterly lender conference calls; and delivery of customary VCOC information letters.  In addition, the Documentation shall provide such terms as are required to ensure the investors party to the VCOC letters have necessary VCOC management rights.

Financial Covenants:

(a)        Total Leverage Ratio: The Total Leverage Ratio (such definition to be mutually agreed upon but to include netting of all cash and cash equivalents against outstanding debt) shall be tested quarterly (commencing with the fiscal quarter ending March 31, 2016) and shall not exceed the levels set forth below:

	For each fiscal quarter ending:	Maximum Total Leverage
	March 31, 2016 through and including March 31, 2017	6.00x
	June 30, 2017 through and including March 31, 2018	5.25x
	June 30, 2018 through and including March 31, 2019	4.50x
	Thereafter	4.00x

(b)        Maximum Capital Expenditures: The aggregate amount of Capital Expenditures (such definition to be mutually agreed upon) made in any fiscal year (i) for all Capital Expenditures other than with respect to the LUXE business, shall not exceed $16.0 million for such fiscal year, provided that, any unutilized portion of the maximum capital expenditure amount under this clause (i) (before giving effect to any carry-forward from any previous fiscal year) may be carried forward to the immediately succeeding fiscal year, and (ii) for Capital Expenditures with respect to the LUXE business, shall not exceed $9.0 million for such fiscal year, provided that, any unutilized portion of the maximum capital expenditure amount under this clause (ii) (before giving effect to any carry-forward from any previous fiscal year) may be carried forward to the two immediately succeeding fiscal years (but not any other).  Such amounts to be pro rated in a manner to be agreed by the Borrower and the Administrative Agent for the fiscal year ending March 31, 2016.

Negative Covenants:

Limited to the following (to be applicable to Holdings, the Borrower and its subsidiaries): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations with respect to indebtedness); liens; sale and leaseback transactions; investments (including acquisitions, loans, etc.), loans and advances (with carve outs for, among others to be agreed, (a) a senior secured revolving credit facility in an aggregate principal amount not to exceed $15.0 million and on other terms and conditions reasonably acceptable to the Administrative Agent (a “Revolving Facility”) (b) loans or advances to employees in an amount not to exceed $6 million at any one time outstanding, and (c) investments, loans and advances to joint ventures (including non-wholly owned subsidiaries) in an amount to be agreed); asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests and other restricted payments; transactions with affiliates; prepayments, redemptions and repurchases of subordinated, junior lien or unsecured indebtedness; modifications of organizational documents or debt instruments; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; limitations on accounting changes; changes in fiscal year and fiscal quarter; and no further negative pledges. Special purpose “holding company” covenants shall apply at all times to Holdings.

The negative covenants will be subject to exceptions, qualifications and “baskets” to be mutually agreed upon. The negative covenants will also permit the creation of joint ventures and investments in, and loans and advances to, joint ventures in respect of certain lines of business or geographical expansions, in each case subject to limitations to be agreed.

Events of Default:

Limited to the following (applicable to Borrower, its subsidiaries and, in certain instances, Holdings), and subject to grace periods to be agreed, notice requirements, thresholds and materiality qualifications to be mutually agreed: defaults for nonpayment of principal, interest, fees or other amounts (with three (3) business day grace period for interest, fees and other amounts); failure to perform affirmative and negative covenants or the Financial Covenants; incorrectness in any material respect of representations and warranties when made or deemed made; cross-default to other indebtedness subject to threshold amount to be mutually agreed (after all applicable grace and notice periods have expired); bankruptcy and insolvency proceedings (subject to a 60-day cure period in the case of involuntary bankruptcy or insolvency proceedings), other than any Immaterial Subsidiary;

monetary final and non-appealable judgment defaults subject to thresholds and threshold amounts to be mutually agreed (in excess of insurance and third party indemnities and taking into account any insurance deductibles); customary ERISA events that would result in a Material Adverse Effect; actual or asserted invalidity of the Documentation or any material guarantee, material security or intercreditor documents or material portion of the Collateral (other than to the extent a result of the action or inaction of the Administrative Agent, the Lenders, the other secured parties under the Documentation or their affiliates, officers, employees, agents, attorneys or representatives); and change of control (to include a pre- and post-IPO provision and to include as permitted holders the direct and indirect equity holders of Holdings on the Closing Date and their affiliates (other than any portfolio companies controlled by such affiliates) subject to Sponsor at all times (i) owning or controlling collectively more than any such holders and not less than a percentage to be agreed of the equity held by Sponsor on the Closing Date and (ii) retaining voting control of Holdings, whether as a result of its ownership of equity interests, by contract or otherwise.

Voting:

Amendments and waivers of the Documentation will require the approval of Lenders (other than defaulting lenders) holding more than 50% of the aggregate principal amount of the Loans (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders) shall be required with respect to, (a) reductions of principal, interest or fees owed to such Lender (other than any waivers or extensions of mandatory prepayments or a waiver, extension or reduction in any default interest), (b) extensions of the final maturity or the scheduled due date of any interest or fee payment due to such Lender (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (c) “waterfall”, pro rata sharing and pro rata payment provisions (with any Lender declining payment or reducing a payment made to them being “directly and adversely affected”); (ii) the consent of all Lenders shall be required with respect to (a) releases of all or substantially all of the value of the Guarantors or all or substantially all of the Collateral, in each case, except as otherwise permitted and (b) reductions in voting thresholds; and (iii) the consent of the Administrative Agent shall be required with respect to amendments and waivers directly affecting its rights or duties.

The Documentation shall contain customary provisions relating to the right of the Borrower to replace (and/or terminate commitments of) or pay off Loans and obligations in full owed to a Lender (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby (so long as the Required Lenders or at least a majority (in dollar amount) of the Lenders directly and adversely affected thereby consent, as applicable), increased costs, taxes, etc.

Assignments and Participations:

Assignments and transfers shall require the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed (it being understood that the Borrower prohibiting assignments to a Disqualified Institutions is reasonable) and shall be deemed to be given if the Borrower has not responded within ten business days of a formal written request by the Administrative Agent for such written consent) unless (i) with respect to the assigning Lender, the new lender is an affiliate of such Lender, a related fund of such Lender or a managed account of such Lender, (ii) during the occurrence and continuance of an event of default or (iii) such assignment is to an Eligible Assignee (as defined below) so long as, in the case of this clause (iii), following the Assignment, Highbridge holds more than 50% of the Loans. As used herein, “Eligible Assignee” means any person that is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course of business (other than any Disqualified Institution).

Participations shall not require the consent of the Borrower and shall not be permitted to Disqualified Institutions. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any participant that will permit such participant to influence or control the voting rights of such Lender except with regard to (a) reductions of principal, interest or fees owing to such participant (other than waivers, reductions or extensions of any mandatory prepayment or default interest), (b) extensions of final scheduled maturity or times for payment of interest or fees owing to such participant (other than waivers of default interest, defaults or events of default, waivers or extensions of any mandatory prepayments or default interest) and (c) releases of Collateral or guarantees requiring the approval of all Lenders.

All assignments (except to an existing Lender, an affiliate of a Lender, a related fund of a Lender or a managed account of the Lender) will also require the consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining Loans of the applicable class.

Yield Protection:

The Documentation shall contain provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III on terms to be mutually agreed), (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Lenders with a customary tax gross up.

Expenses and Indemnification:

The Borrower shall pay promptly following written demand (including documentation reasonably supporting such request) (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent (including agency fees to be agreed) associated with the preparation, execution, delivery and administration of the Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the Administrative Agent and the Lenders, taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of one outside counsel to the Administrative Agent and the Lenders, taken as a whole (and in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction)) in connection with the enforcement of the Documentation or protection of rights thereunder.

If, but only if, the Closing Date occurs, the Administrative and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any actual and direct losses (other than lost profits), claims, damages, liabilities or reasonable documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one outside counsel to the indemnified persons taken as a whole (and, in the case of a conflict of interest, one additional counsel to the affected indemnified persons, taken as a whole and to the extent reasonably necessary one local counsel in each relevant jurisdiction)) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Persons), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of such indemnified person or material breach of the Documentation by such indemnified person (or any of its

Related Persons) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (iii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the Administrative Agent or any similar role under the Term Loan Facility) and not arising out of any act or omission of the Borrower or any of its affiliates, or (iv) entering into a settlement agreement related thereto without the written consent of the Borrower (which consent shall not to be unreasonably withheld, conditioned or delayed) (for the avoidance of doubt, if settled with Borrower’s written consent, or if there is a final judgment for the plaintiff against an indemnified person in any proceeding, the Borrower shall indemnify and hold harmless each indemnified person to the extent and in the manner set forth above).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	Milbank, Tweed, Hadley & McCloy LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate:	The Borrower may elect that the Loans bear interest at a rate per annum equal to (a) the ABR, plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate for an interest period of one month, plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means (i) 6.50% per annum in the case of ABR Loans and (ii) 7.50% per annum in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurocurrency deposits for a period equal to one, two, three, six or, to the extent agreed to by all relevant Lenders, twelve months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters the “Published LIBOR Rate”.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:

In the case of ABR Loans, quarterly in arrears. In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:

During the continuance of a bankruptcy event of default or an event of default in the payment of any amount under the Term Loan Facility or at the election of the Required Lenders from and after the occurrence of any other Event of Default, the Loans shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Loans maintained as ABR Loans from time to time). In making such election, the Required Lenders shall have the right to elect

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the default interest to accrue from the date of the occurrence of the applicable event of default.

Rate Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans, the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

PROJECT RHOMBUS

Conditions

The availability of the Term Loan Facility shall be subject to the satisfaction or waiver by the Commitment Party of only the following conditions (subject to the Certain Funds Provision).  Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, or B thereto.

1.                                    The definitive documentation for the Term Loan Facility (the “Documentation”) shall have been executed and delivered by each of the Borrower and the Guarantors (which, for the avoidance of doubt, shall not include control agreements, landlord waivers, insurance deliverables or any mortgages (all of which shall be delivered post-closing within the time periods contained in the Documentation) and shall be subject to the Certain Funds Provision), and the Commitment Party shall have received:

(a)                               customary notices of borrowing;

(b)                              a VCOC information letter substantially in the form of Annex I to this Exhibit C;

(c)                               customary closing certificates and domestic legal opinions, domestic organizational charter documents of Loan Parties certified by appropriate public officials, good standing certificates in the jurisdiction of organization of Loan Parties, lien search results and resolutions of Loan Parties; and

(d)                             a certificate (substantially in the form of Annex II to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower or Holdings certifying that the Borrower or Holdings and its subsidiaries, on a consolidated basis immediately after giving effect to the Transactions, are solvent.

2.                                    The Equity Contribution shall have been received in the manner described in Exhibit A to the Commitment Letter.

3.                                    On the Closing Date, after giving effect to the Transactions, none of Holdings, the Borrower or any of its subsidiaries shall have any third party indebtedness for borrowed money other than the Term Loan Facility and Permitted Surviving Debt.

4.                                    The Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement substantially concurrently with the initial funding of the Term Loan Facility without any material amendment, waiver, modification or consent not consented to by the Administrative Agent (each such consent not to be unreasonably withheld, conditioned or delayed) other than waivers, modifications, consents, or amendments, which would not be (in the aggregate) materially adverse to the interests of the Lenders; provided further (i) increases in purchase price if funded with common equity or Qualified Preferred Equity shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the

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Administrative Agent, (ii) decreases in purchase price of not more than 15% shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent if applied pro rata among the Term Loan Facility and the Equity Contribution and (iii) any amendment, waiver, consent or other modifications to the definition of “Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed materially adverse to the interests of the Lenders.

5.                                    Since the date of the Acquisition Agreement, there shall not have occurred any change or event that constitutes a Material Adverse Effect (as defined in the Acquisition Agreement).

6.                                    The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the last three fiscal years ended at least 90 days prior to the Closing Date (it being understood and agreed that such audited consolidated financial statements have been delivered for the fiscal years ending March 31, 2015, March 31, 2014 and March 31, 2013), (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the Company (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and (iii) a pro forma consolidated balance sheet and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

7.                                    The Administrative Agents shall have received, at least five business days prior to the Closing Date, all documentation and other information with respect to Borrower that is requested by each Administrative Agent at least ten business days prior to the Closing Date and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

8.                                    Payment of all fees and expenses due and payable to the Commitment Party required to be paid on the Closing Date from the proceeds of the initial funding under the Term Loan Facility for which invoices have been received by the Borrower at least two business days in advance.

9.                                    The Specified Acquisition Agreement Representations and Specified Representations shall be true and correct in all material respects.

10.                            Subject to the Certain Funds Provision, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Documentation) in the Collateral under the Term Loan Facility; provided that, in the case of the foregoing, only to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date.

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Annex I to Exhibit C

FORM OF VCOC INFORMATION LETTER

(See attached)

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[             ], 201[   ]

[Highbridge [            ]] (the “Investor”)

40 West 57th Street – 33rd Floor

New York, New York 10019]1

Dear Sirs:

This letter will confirm our agreement that, in connection with your loans to Rhombus Merger Sub, Inc., a Delaware corporation, to be merged with and into RealD Inc., a Delaware corporation (with RealD Inc. being the surviving corporation) (the “Company”), pursuant to the terms of (a) that certain [•]2 (the “Credit Agreement”) and (b) the other Loan Documents (as defined in the Credit Agreement), the Investor will be entitled to the following contractual management rights (collectively, the “Management Rights”):

1.   Representatives of the Investor (the “Representatives”) shall be entitled to periodically, but in no event more than once per calendar quarter (with such consultations coordinated between the Representatives), consult with and advise management of the Company with respect to operations of the Company and its direct and indirect subsidiaries, including business and financial matters and management’s proposed annual operating plans, at the Company’s facilities and at mutually agreeable times for such consultation and advice.  The Company agrees to give due consideration to the advice given and proposals made by the Investor;

2.   The Investor may inspect the books and records of the Company and its direct and indirect subsidiaries, to the extent permitted by the terms of Section [   ] of the Credit Agreement.  The Company shall furnish the Investor with such financial and operating data and other information with respect to the business and properties of the Company and its direct and indirect subsidiaries as is required under the terms of the Credit Agreement.  The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company and its subsidiaries with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company, but in any event, not more than once per calendar quarter;

3.   The Company agrees to provide the Investor with such other rights of consultation which the parties mutually agree to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i); and

•

1  NTD: Highbridge lending entity to be confirmed.

2  Description of Credit Agreement to be inserted.

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4.   .The Company agrees to provide the Investor with the financial statements required to be provided pursuant to Section [    ] of the Credit Agreement, at the same time and in the same manner as provided therein.

The Investor agrees, and shall cause each of its Representatives to agree, to be bound by the terms of Section [    ] [Confidentiality] of the Credit Agreement.

The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying the Investor’s interests in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, the Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

The parties expressly agree that, in connection with any sale, transfer or assignment (in each case, in accordance with the terms of Section [    ] of the Credit Agreement) of all or a portion of the Investor’s investment in the Company to an affiliated investment fund of Investor, the Investor may assign its rights under this letter agreement to such affiliated investment fund without the further consent of the Company, provided that such affiliated investment fund agrees in writing to be bound by the terms of this letter agreement.

This letter agreement shall become effective on the Closing Date (as defined in the Credit Agreement) and shall terminate with the Investor having no further Management Rights, on the earlier of the date the Investor (or an affiliated investment fund of the Investor) Investor no longer holds loans under the Credit Agreement, or there is no indebtedness outstanding under the Credit Agreement.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

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Very truly yours,

RealD Inc.

By:
Name:
Title:

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AGREED AND ACCEPTED THIS
[    ] day of [              ], 2016

[HIGHBRIDGE [              ]]3

By:
Name:
Title:

3  To be updated

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Annex II to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•],

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]4 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [•], the [chief financial officer/equivalent officer] of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Holdings and that I am generally familiar with the businesses and assets of Holdings and its subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Holdings/, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its subsidiaries, taken as a whole; (ii) the capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

4  Description of Credit Agreement to be inserted.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[•]
	Title:	[•]

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